Exhibit 1

Recent Developments Update dated May 24, 2012

The information included in this Exhibit 1 replaces and/or supplements the information about the Republic of Italy that is contained in Exhibit 1 to the Republic of Italy’s annual report on Form 18-K, for the fiscal year ended December 31, 2010 (as filed with the Securities and Exchange Commission on October 21, 2011). To the extent that the information included in this Exhibit 1 differs from the information set forth in the annual report, you should rely on the information in this Exhibit 1.

I. Summary Information – The Italian Political System

On November 12, 2011, Mr. Berlusconi presented his resignation to President Giorgio Napolitano, who appointed Professor Mario Monti to form a new government in Italy, which received the confidence vote of the Parliament. Monti was sworn in as Prime Minister on November 16, 2011.

II. Summary Information – 2011 Developments: The Italian Economy – Measures to Address the 2007-2011 Financial and Economic Crisis

The Italian Government, led by Prime Minister Mario Monti, has enacted a series of measures to address the 2007-2011 financial and economic crisis.

A. The Save Italy Decree

In December 2011, the Italian Government approved approximately €30 billion in austerity measures aimed at balancing the Italian budget by 2013 and stimulating the growth of the Italian economy through Law Decree No. 201, converted by the Parliament into Law No. 214 on December 22, 2011 (“Law 214”). Law 214 is commonly referred to as the “Decreto Salva Italia” or the “Save Italy Decree”. The measures comprising the Save Italy Decree resulted in part from measures taken earlier in 2011.

The principal measures introduced by Law 214 (which in most cases became effective from the beginning of 2012) include, inter alia:

•	A series of tax measures intended to balance the Italian budget, including:

•

the introduction of a tax on real property (Imposta Municipale Unitaria or IMU) located in Italy, which will also be levied against primary residences (prima casa). The IMU will be experimentally phased in starting from 2012 and fully phased in by 2015. The IMU will be levied against primary residences at a rate of 0.4% of a property’s land registry value (valore catastale) and against second and other properties at a rate of 0.76% of a property’s land registry value. Law 214 also includes provisions intended to increase land registry values by as much as 60% in order to bring land registry values closer to market values for purposes of determining a property’s IMU taxable basis;

•

the introduction of a tax on real property held abroad by individual Italian residents (physical persons) and the extension of the ordinary tax on financial assets held in Italy to all assets held abroad by such persons, provided that any taxes due and paid in the foreign jurisdiction where such properties or financial assets are located may be deducted as a tax credit against payments in the Republic of Italy;

•	the introduction of a luxury tax on certain luxury goods (including vehicles above a certain horsepower, certain private aircraft and luxury boats);

•	an increase of excise taxes on gasoline, diesel, liquid propane and natural gas used as motor fuel;

•

an increase (beginning in October 2012) of both the reduced and ordinary value-added tax (“VAT”) from 10% to 12% and from 21% to 23%, respectively. The increased VAT will remain in place until the end of 2013, and will be further increased by 0.5% on January 1, 2014 if certain social reforms are not implemented;

•

modifications to the stamp duty applicable to bank and other financial institution reports on securities deposit accounts, as previously introduced by the summer budget package (Law Decree No. 98/2011), providing for application of a proportional tax rate (0.1% in 2012 and from 2013 0.15%) and extending application of the tax generally to investment portfolios under management, subject to certain exceptions. Law 214 provided for additional modifications to the rules governing the stamp duty on bank and postal account statements and on the statements for savings accounts books; and

•

the introduction of a special stamp duty on financial assets covered by the tax shield program for those taxpayers who wish to remain anonymous in connection with their financial affairs. The stamp duty, if applicable, will be levied at 1.0% for 2012, 1.35% for 2013 and 0.4% from 2014 onwards. In addition, Law 214 provides for the levy of an extraordinary one-time tax for 2012 against financial assets covered by the tax shield program, which, as of December 6, 2011, were withdrawn or, in any case, divested.

•	A series of tax measures intended to stimulate the Italian economy, including:

•	reduced income taxes for businesses subject to and commensurate with the levels of new capital injected into such businesses;

•	increased funding to regional programs co-financed by EU structural funds;

•	the availability of increased funding resources to small and medium sized companies through the Guarantee Fund, which will receive annual capital injections of €400 million in 2012, 2013 and 2014;

•	the ability to fully deduct from direct taxes amounts paid of Regional Tax on Productive Activity (IRAP) calculated on the cost of labor not deducted in relation to full-time and similar personnel;

•	increased lump-sum deductions by employers of employment costs incurred for workers under the age of 35 and women employed under permanent work contracts (a tempo indeterminato);

•	the permanent availability of income tax credits for expenses incurred in connection with certain building restructuring initiatives;

•

the extension of certain tax credits into 2012 for expenses incurred in connection with projects intended to increase energy efficiency. In addition, expenses incurred in connection with repairing or rebuilding structures destroyed or damaged by natural disasters will also be eligible for tax credits;

•	requiring that certain tax assets be used going forward as tax credits;

•	the creation of an Agency responsible for promoting and internationalizing Italian companies, particularly the promotion of the goods and services of Italian enterprises; and

•	funding to programs aimed at helping women and young people find job opportunities.

•	A series of measures intended to fight tax evasion in Italy, including:

•	a reduction of the permissible limit of cash or bearer securities as consideration in any transaction from €2,500 to €1,000;

•

the introduction of certain tax incentives and administrative preferences to certain professionals and business organizations that voluntarily declare taxable income under the optional “fiscal transparency system”, which was created to encourage transparency and the voluntary declaration of taxable income; and

•

an overall streamlining of the payment system of Equitalia, Italy’s tax collection entity, and new rules and procedures for tax payment plans and the treatment of late or missed payments under such plans.

•	A series of structural reforms, intended to reduce government spending, including:

•	reforms aimed at ensuring the sustainability of Italy’s pension system, including:

•

the introduction of new retirement eligibility requirements intended to align the retirement age with the average projected life span of the population. Retirement eligibility will in most cases gradually increase to 67 years of age by 2021;

•	the adoption of a benefit distribution system where benefits are determined on the basis of and directly correlated to a pensioner’s contributions to the pension system;

•	a gradual equalization of the retirement age for both males and females; and

•	the temporary suspension of inflation indexing for pensions exceeding certain amounts; and

•	reforms aimed at reducing government spending, including:

•	limiting provincial governments to a council (Consiglio) and a president of the province, which will now have a term of five years (thereby eliminating boards of provinces); and

•	the reduction in size of the legislative component of certain sub-sovereign government bodies and certain government agencies.

B. The Grow Italy Decree

In January 2012, the Italian Government approved a second round of measures to further promote the growth of the Italian economy through Law Decree No. 1 dated January 24, 2012, converted by the Parliament into Law No. 27 on March 24, 2012 (“Law 27”). Law 27 is also known as the “Decreto Cresci Italia” or the “Grow Italy Decree”.

The reforms introduced by Law 27 focus on two main areas: economic liberalization and consumer protection.

•	Measures related to economic liberalization include:

•	the removal of certain bureaucratic obstacles such as authorizations, licenses and administrative clearances that previously delayed entry into certain sectors of the economy;

•

the creation of a new form of simplified limited liability company, subject to lower capitalization requirements and with simplified formalities of incorporation, available only to entrepreneurs under the age of 35 (the so-called Società a Responsibilità limitata Semplificata);

•	the creation of specialized commercial divisions within Tribunals (Tribunale delle Imprese) and Courts of Appeal, with jurisdiction over certain, specific commercial issues;

•	the elimination of certain tariffs for regulated professions;

•	potential increases to the numbers of licenses available for the operation of taxi services, certain pharmaceutical businesses and specific learned professions;

•	reduced natural gas prices for families, public services and small businesses;

•	increased funding for the development of energy related infrastructure and the mining of natural resources in Italy;

•

certain energy related reforms, including the promotion of increased development of clean energy solutions; increased competition within the industry, increased efficiency and security in the electric energy sector and accelerated dismantling of nuclear sites;

•	the separation of SNAM S.p.A., a company operating the gas distribution network, from Eni S.p.A.;

•	the promotion of increased competition in public local services;

•

the promotion of increased competition and fee reductions in the banking and insurance sectors, including the implementation of new rules aimed at reducing the costs of and losses due to fraud in such sectors;

•	the acceleration of payment of the debts of public administrations through the use of, inter alia, Italian Government bonds up to a maximum of €2 billion as a means of payment;

•	the promotion of project bonds issued by local authorities, guaranteed by real estate, for the development of public works;

•	the simplification of procedures for building tourist harbors through project financing;

•

the improvement of Italian infrastructure, including through the creation of new construction-related facilities and employment opportunities and by using private capital in the form of project bonds and/or project financing, particularly with respect to constructing of new jails;

•	the creation of a “legality rating” for companies operating within Italy, as an additional means of determining eligibility for public funds and for accessing bank credit;

•

the creation of a Transportation Authority, responsible for, inter alia, promoting competition and free access to railroads, highways, harbors and airports; establishing, when necessary, criteria for calculating tariffs and establishing minimum quality standards for national and local transportation services; and

•	Measures related to consumer protection include:

•	The development of system of administrative/protection guardianship against unconscionable clauses in contracts between consumers and professionals;

•	the implementation of rules and procedures for class action lawsuits; and

•	the extension of Italian consumer protection laws (Codice del Consumo) to small businesses with less than 10 employees and annual turnover below €2 million.

C. Administrative Cost Reductions

The Italian Government adopted a third round of reforms through Law Decree No. 5 of February 9, 2012, converted, with amendments, by the Parliament into Law No. 35 on April 4, 2012. This decree provides for the simplification of certain administrative functions through the introduction of electronic document production, the streamlining of bureaucratic processes and the simplification of privacy laws, including, inter alia, the elimination of the Programmatic Document for Security of Personal Data. According to the government, these measures seek to reduce administrative costs by at least €500 million annually.

D. Labor Reforms

On March 23, 2012, the Italian Government proposed a fourth set of reforms through a Bill in Parliament (Disegno di Legge). The Bill was presented to the Italian Parliament for discussion on April 4, 2012. These reforms are aimed at reducing labor costs and attracting increased foreign direct investment in Italy. In particular, the reforms aim to create a dynamic, flexible and inclusive labor market, i.e. one that is able to contribute to the economic and social development of Italy and stimulate competitiveness and job creation. One particularly significant measure concerns the reform of employment termination programs (ammortizzatori sociali) and the promotion of increased labor flexibility, which would increase the circumstances under which employers could lay off employees for economic reasons, except in cases where compensation is due under contract.

These reforms aim to create an inclusive and dynamic labor market that can support high levels of employment and high quality jobs through, inter alia, encouraging more stable employment relationships and reaffirming the importance of permanent employment contracts (contratti a tempo indeterminato) as the common form of employment relationship.

The Bill is currently under discussion in the Italian Parliament.

III. Summary Information – Economic and Finance Document 2012 (Documento di Economia e Finanza) (the “DEF”)

On April 18, 2012, the Italian Council of Ministers approved, through Communication No. 25, the DEF for 2012.

The following tables present, respectively, (i) the Republic of Italy’s public finance objectives through 2015, (ii) the macroeconomic forecasts prepared by the Republic of Italy through 2015 in connection with the Stability Program and (iii) the anticipated impact of the recent measures (summarized in Item II above) taken by the Italian Government on key economic indicators of the Republic of Italy’s growth through 2020.

Public Finance Objectives (in % of GDP)

Updated Stability Program	2010	2011	2012	2013	2014	2015
Net Borrowing	(4.6)	(3.9)	(1.7)	(0.5)	(0.1)	0.0
Net Structural Borrowing	(3.6)	(3.6)	(0.4)	0.6	0.6	0.4
Structural Change	(0.4)	0.0	(3.2)	(1.0)	0.0	0.2
Public Debt (net of supports)	118.3	119.2	120.3	117.9	114.5	110.8
Primary Surplus	0.0	1.0	3.6	4.9	5.5	5.7

Source: Ministry of Economy and Finance.

Macroeconomic Forecasts (in %)

	2011	2012	2013	2014	2015
Real GDP	0.4	(1.2)	0.5	1.0	1.2
Nominal GDP	1.7	0.5	2.4	2.8	3.2
Private consumption	0.2	(1.7)	0.2	0.5	0.7
Public consumption	(0.9)	(0.8)	(1.1)	(0.3)	0.2
Gross fixed investment	(1.9)	(3.5)	1.7	2.5	2.8
Inventories (% of GDP)	(0.5)	(0.3)	0.1	0	0
Exports of goods and services	5.6	1.2	2.6	4.2	4.6
Imports of goods and services	0.4	(2.3)	2.2	3.6	3.9
Domestic demand	(0.4)	(1.8)	0.2	0.7	1
Change in inventories	(0.5)	(0.3)	0.1	0	0
Net exports	1.4	1	0.1	0.2	0.3

Source: Ministry of Economy and Finance.

National Reform Program’s Impact on the Republic of Italy’s Growth

	2012	2013	2014	2015	2020
GDP	0.2	0.4	0.7	0.9	2.4
Consumption expenditure	0.1	0.1	0.2	0.3	1.1
Gross capital formation	0.5	1.1	1.6	2.0	3.9
Employment	0.2	0.2	0.2	0.1	0.1

Source: Ministry of Economy and Finance.

IV. Summary Information – Ratings of the Republic of Italy’s Indebtedness

Leading rating agencies have downgraded the sovereign debt of the Republic of Italy. Instability in global credit markets increased in the Fall of 2011 and continued as the debt crisis continued in Greece and Portugal and extended to Italy, France and Spain. In September 2011, the Republic of Italy’s long term credit was rated A by Standard & Poor’s, A+ by Fitch Ratings and Aa2 by Moody’s. Since then, the leading rating agencies progressively downgraded the Republic of Italy’s rating and as of the date hereof, the Republic of Italy’s long-term credit is rated BBB+ with negative outlook by Standard & Poor’s, A- with negative outlook by Fitch Ratings and A3 with negative outlook by Moody’s.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in an applicable credit rating could adversely affect the trading price for the Republic of Italy’s sovereign debt and has the potential to affect the Republic of Italy’s cost of funds in the international capital markets and the liquidity of and demand for the debt securities of the Republic of Italy.

V. Public Finance – The European Economic and Monetary Union

The Republic of Italy was among the 25 EU member states that entered into a new intergovernmental treaty (the EU Treaty on Stability, Coordination and Governance in the Economic and Monetary Union) (the “Treaty”) on March 2, 2012. The Treaty defines new, rigid fiscal rules aimed at strengthening the public finances and economic resources of each EU member state and requires member states to balance their national budgets or face sanctions. The Treaty requires EU member states to maintain broadly balanced budgets and prohibits member states from budgeting or spending more than they receive from tax and other revenue over the medium term. In addition, the Treaty sets a deficit limit at 0.5% of a member state’s gross domestic product (GDP). Member states that exceed this deficit limit would be required to balance their budget under the oversight and supervision of the other EU member states. EU member states will also be required to adopt and codify the Treaty’s balanced budget rule in their national constitutions or other laws.

The Treaty will enter into force upon ratification by at least 12 member states. As of the date hereof, certain member states have already ratified the Treaty.

VI. Public Debt

The following table summarizes the total debt securities issued by the Treasury of the Republic of Italy and outstanding as of December 31, 2011. Total Treasury issues differ from Italy’s total public debt as the former do not include liabilities to holders of postal savings accounts and debt incurred by other state sector entities, other general government entities and other liabilities reclassified as general Government debt pursuant to Eurostat rulings.

Total Treasury Issues as of December 31, 2011

(€ in millions)
Short-term bonds (BOTs)	131,693.00
Medium- and long-term bonds (initially issued in Italy)	1,386,936.89
External bonds (initially issued outside Italy)(1)	68,111

Total Treasury Issues	1,586,740.89

(1)

Italy often enters into currency swap agreements in the ordinary course of managing its debt. The total amount of external bonds shown above takes into account the effect of these arrangements and is not directly comparable to the total amounts of external bonds indicated in the table

“External Bonds of the Treasury as of December 31, 2011” below, which do not take into account: (i) the effect of currency swaps and (ii) the amount of bonds outstanding under Italy’s $10 billion Commercial Paper program.

Source: Ministry of Economy and Finance.

VII. Tables and Supplementary Information – External Bonds of the Treasury as of December 31, 2011

The following table shows the external bonds of the Republic of Italy’s Treasury issued and outstanding as of December 31, 2011.

External Bonds of the Treasury as of December 31, 2011

Original Currency Nominal Amount	Interest Rate	Initial Public Offering Price (%)	Date of Issue	Maturity Date	Amount Outstanding	Equivalent in Euro
United States Dollar(1)(*)
$3,500,000,000	6.875%	98.73	September 27, 1993	September 27, 2023	$3,500,000,000	€2,433,090,024
$1,500,000,000	6.025%	100.00	March 5, 1996	March 5, 2012	$1,500,000,000	€1,042,752,867
$1,500,000,000	5.97%	100.00	December 20, 1996	December 20, 2012	$1,500,000,000	€1,042,752,867
$3,000,000,000	5.625%	99.89	March 1, 2002	June 15, 2012	$3,000,000,000	€2,085,505,735
$2,000,000,000	4.375%	99.69	February 27, 2003	June 15, 2013	$2,000,000,000	€1,390,337,156
$2,000,000,000	5.375%	98.44	February 27, 2003	June 15, 2033	$2,000,000,000	€1,390,337,156
$4,000,000,000	4.50%	99.41	January 21, 2005	January 21, 2015	$4,000,000,000	€2,780,674,313
$2,000,000,000	4.75%	99.34	January 25, 2006	January 25, 2016	$2,000,000,000	€1,390,337,156
$3,000,000,000	5.25%	99.85	September 20, 2006	September 20, 2016	$3,000,000,000	€2,085,505,735
$2,000,000,000	5.38%	99.37	June 12, 2007	June 12, 2017	$2,000,000,000	€1,390,337,156
$2,500,000,000	2.13%	99.85	October 5, 2009	October 5, 2012	$2,500,000,000	€1,737,921,445
$2,500,000,000	3.13%	99.672	January 26, 2010	January 26, 2015	$2,500,000,000	€1,737,921,445
$2,000,000,000	2.13%	99.74	September 16, 2010	September 16, 2013	$2,000,000,000	€1,390,337,156
					$31,500,000,000	€21,897,810,211

Original Currency Nominal Amount	Interest Rate	Initial Public Offering Price (%)	Date of Issue	Maturity Date	Amount Outstanding	Equivalent in Euro
Euro(2)
€567,000,000	6.125%	100.79	May 29, 1997	May 29, 2012	€567,000,000	€567,000,000
€60,000,000	Floating	99.61	October 8, 1998	October 8, 2018	€60,000,000	€60,000,000
€300,000,000	Floating	101.43	October 15, 1998	October 15, 2018	€300,000,000	€300,000,000
€1,000,000,000	4.00%	99.95	May 6, 1999	May 6, 2019	€1,000,000,000	€1,000,000,000
€1,000,000,000	Floating	101.60	June 28, 1999	June 28, 2029	€905,000,000	€905,000,000
€1,000,000,000	Floating	100.75	August 30, 1999	August 30, 2019	€1,000,000,000	€1,000,000,000
€150,000,000	Zero Coupon	100.00	February 20, 2001	February 19, 2031	€150,000,000	€150,000,000
€3,000,000,000	5.750%	100.04	July 25, 2001	July 25, 2016	€3,000,000,000	€3,000,000,000
€400,000,000	Floating	100.00	January 22, 2002	January 22, 2012	€400,000,000	€400,000,000
€150,000,000	Floating	100.00	April 26, 2004	April 26, 2019	€150,000,000	€150,000,000
€300,000,000	Floating	100.00	May 31, 2005	May 31, 2035	€300,000,000	€300,000,000
€720,000,000	3.83%	100.00	June 2, 2005	June 2, 2029	€720,000,000	€720,000,000
€395,000,000	3.523%	100.00	June 2, 2005	June 2, 2030	€395,000,000	€395,000,000
€200,000,000	Floating	100.00	June 8, 2005	June 8, 2020	€200,000,000	€200,000,000
€2,500,000,000	Floating	100.00	June 15, 2005	June 15, 2020	€2,500,000,000	€2,500,000,000
€300,000,000	Floating	100.00	June 28, 2005	June 28, 2021	€300,000,000	€300,000,000
€200,000,000	Floating	100.00	November 9, 2005	November 9, 2025	€200,000,000	€200,000,000
€900,000,000	Floating	99.38	March 17, 2006	March 17, 2021	€900,000,000	€900,000,000
€1,000,000,000	Floating	99.85	March 22, 2006	March 22, 2018	€1,000,000,000	€1,000,000,000
€192,000,000	Zero Coupon	100.00	March 28, 2006	March 28, 2036	€192,000,000	€192,000,000
€300,000,000	Floating	100.00	March 30, 2006	March 29, 2026	€300,000,000	€300,000,000
€215,000,000	Floating	100.00	May 11, 2006	May 11, 2026	€215,000,000	€215,000,000
€1,000,000,000	1.85% Inflation Indexed	99.80	January 5, 2007	September 15, 2057	€1,107,000,000	€1,107,000,000
€250,000,000	2.00% Inflation Indexed	99.02	March 30, 2007	September 15, 2062	€277,000,000	€277,000,000
€160,000,000	4.49%	99.86	April 5, 2007	April 5, 2027	€160,000,000	€160,000,000

Original Currency Nominal Amount	Interest Rate	Initial Public Offering Price (%)	Date of Issue	Maturity Date	Amount Outstanding	Equivalent in Euro
€500,000,000	2.20% Inflation Indexed	98.86	January 23, 2008	September 15, 2058	€544,220,000	€544,220,000
€258,000,000	5.26%	99.79	March 16, 2009	March 16, 2026	€258,000,000	€258,000,000
€300,000,000	3.00%	99,733	May 29, 2009	November 29, 2013	€300,000,000	€300,000,000
€250,000,000	4.85%	98.50	June 11, 2010	June 11, 2060	€250,000,000	€250,000,000
€125,000,000	4.10%	99.46	September 6, 2010	November 1, 2023	€125,000,000	€125,000,000
€125,000,000	4.20%	99.38	September 6, 2010	March 3, 2025	€125,000,000	€125,000,000
€250,000,000	2.75%	99.85	November 11, 2010	November 11, 2018	€250,000,000	€250,000,000
€125,000,000	2.85%	99.90	November 22, 2010	November 22, 2014	€125,000,000	€125,000,000
€250,000,000	3.70%	99.66	November 22, 2010	May 22, 2018	€250,000,000	€250,000,000
€125,000,000	3.75%	99.89	November 22, 2010	September 1, 2018	€125,000,000	€125,000,000
€150,000,000	3.80%	99.65	December 23, 2010	January 23, 2017	€150,000,000	€150,000,000
€150,000,000	4.45%	99.40	December 23, 2010	December 12, 2021	€150,000,000	€150,000,000
€517,000,000	2.85% Inflation Indexed	99.482	January 4, 2011	September 1, 2022	€517,000,000	€517,000,000
€450,000,000	4.45%	99.59	February 26, 2011	August 24, 2020	€450,000,000	€450,000,000
€2,156,000,000	6.58%	100	July 1, 2011	December 31, 2027	€2,156,000,000	€2,156,000,000
€250,000,000	5.00%	99.196	September 22, 2011	September 22, 2017	€250,000,000	€250,000,000
					€22,323,220,000	€22,323,220,000

Euro Ispa Bonds(3)
€1,000,000,000	4.50%	99.387	February 6, 2004	July 31, 2014	€1,000,000,000	€1,000,000,000
€750,000,000	2.25% Inflation Indexed	99.368	February 6, 2004	July 31, 2019	€876,000,000	€876,000,000
€3,250,000,000	5.13%	98.934	February 6, 2004	July 31, 2024	€3,250,000,000	€3,250,000,000
€2,200,000,000	5.20%	105.125	February 6, 2004	July 31, 2034	€2,200,000,000	€2,200,000,000
€850,000,000	Floating	100	March 4, 2005	July 31, 2045	€850,000,000	€850,000,000
€1,000,000,000	Floating	100	April 25, 2005	July 31, 2045	€1,000,000,000	€1,000,000,000
€300,000,000	Floating	100	June 30, 2005	July 31, 2035	€300,000,000	€300,000,000

Original Currency Nominal Amount	Interest Rate	Initial Public Offering Price (%)	Date of Issue	Maturity Date	Amount Outstanding	Equivalent in Euro
€100,000,000	Floating	100	June 30, 2005	July 31, 2035	€100,000,000	€100,000,000
					€9,576,000,000	€9,576,000,000

Swiss Franc(4)(*)
ChF 2,000,000,000	2.50%	100.09	February 2, 2005	March 2, 2015	ChF 2,000,000,000	€1,629,327,902
ChF 1,000,000,000	2.50%	99.336	January 30, 2006	January 30, 2018	ChF 1,000,000,000	€814,663,951
					ChF 3,000,000,000	€2,443,991,853

Pound Sterling(5)(*)
£400,000,000	10.50%	100.875	April 28, 1989	April 28, 2014	£400,000,000	€458,689,295
£1,500,000,000	6.00%	98.565	August 4, 1998	August 4, 2028	£1,500,000,000	€1,720,084,857
£250,000,000	5.25%	99.476	July 29, 2004	December 7, 2034	£250,000,000	€286,680,809
£300,000,000	Floating	100.00	April 28, 2010	April 28, 2015	£300,000,000	€344,016,971
					£2,450,000,000	€2,809,471,932

Norwegian Kroner(6)(*)
NOK 2,000,000,000	6.15%	100.00	September 25, 2002	September 25, 2012	NOK 2,000,000,000	€257,765,175
NOK 2,000,000,000	4.34%	100.00	June 23, 2003	June 23, 2015	NOK 2,000,000,000	€257,765,175
					NOK 4,000,000,000	€515,530,350

Japanese Yen(7)(*)
¥125,000,000,000	5.50%	100.00	December 15, 1994	December 15, 2014	¥125,000,000,000	€1,066,370,926
¥125,000,000,000	4.50%	100.00	June 8, 1995	June 8, 2015	¥125,000,000,000	€1,066,370,926
¥100,000,000,000	3.70%	100.00	November 14, 1996	November 14, 2016	¥100,000,000,000	€853,096,741
¥100,000,000,000	3.45%	99.80	March 24, 1997	March 24, 2017	¥100,000,000,000	€853,096,741
¥25,000,000,000	2.87%	100.00	May 18, 2006	May 18, 2036	¥25,000,000,000	€213,274,185
¥50,000,000,000	Floating	100.00	April 24, 2008	April 24, 2018	¥50,000,000,000	€426,548,370
¥30,000,000,000	Floating	100.00	July 8, 2009	July 8, 2019	¥30,000,000,000	€255,929,022
¥30,000,000,000	Floating	100.00	September 18, 2009	September 18, 2019	¥30,000,000,000	€255,929,022
					¥585,000,000,000	€4,990,615,933

Original Currency Nominal Amount	Interest Rate	Initial Public Offering Price (%)	Date of Issue	Maturity Date	Amount Outstanding	Equivalent in Euro
Czech Koruna(8)(*)
CZK 2,490,000,000	4.36%	100.00	October 3, 2007	October 3, 2017	CZK 2,490,000,000	€101,438,057
CZK 2,490,000,000	4.40%	100.00	October 3, 2007	October 3, 2019	CZK 2,490,000,000	€101,438,057
CZK 2,490,000,000	4.41%	100.00	October 3, 2007	October 3, 2019	CZK 2,490,000,000	€101,438,057
					CZK 7,470,000,000	€304,314,171

TOTAL OUTSTANDING						€64,860,954,450

(1)	U.S. dollar amounts have been converted into euro at $1.4385/€1.00, the exchange rate prevailing at Dec 31, 2011.
(2)	External debt denominated in currencies of countries that have adopted the euro have been converted into euro at the fixed rate at which those currencies were converted into euro upon their issuing countries becoming members of the European Monetary Union.
(3)	Bonds issued by Infrastrutture S.p.A.
(4)	Swiss Franc amounts have been converted into euro at ChF1.2275/€1.00, the exchange rate prevailing at Dec 31, 2011.
(5)	Pounds Sterling amounts have been converted into euro at £0.87205/€1.00, the exchange rate prevailing at Dec 31, 2011.
(6)	Norwegian Kroner amounts have been converted into euro at NOK7.759/€1.00, the exchange rate prevailing at Dec 31, 2011.
(7)	Japanese Yen amounts have been converted into euro at ¥117.22/€1.00, the exchange rate prevailing at Dec 31, 2011.
(8)	Czech Koruna amounts have been converted into euro at C24.547/€1.00, the exchange rate prevailing at Dec 31, 2011.
(*)	The above exchange rates are based on the official exchange rates of the Bank of Italy.

Source: Ministry of Economy and Finance